EXHIBIT 10.1
SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release ("Agreement") is made and entered into as of December 22, 2017 by and among Oritani Financial Corp. (the "Company"), Oritani Bank (the "Bank," and together with the Company, "Oritani"), and Thomas G. Guinan ("Executive").
WHEREAS, Executive is employed by Oritani as Executive Vice President and Chief Lending Officer and a party to an Employment Agreement, dated as of December 31, 2008, by and between Executive and the Bank (the "Employment Agreement"); and
WHEREAS, Executive has indicated an intention to retire from employment with Oritani, effective as of the Date of Retirement (as defined below).
NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration described herein, the parties agree as follows:
1. Voluntary Retirement.  Effective as of January 2, 2018 (the "Date of Retirement"), Executive hereby voluntarily retires as Executive Vice President and Chief Lending Officer of Oritani, and from all other positions, including as an officer, director or committee member, with any subsidiary or affiliate of either the Company or the Bank.   As of the Date of Retirement, Executive hereby relinquishes any power of attorney, signing authority, trust authorization or bank account signatory authorization that Executive may hold on behalf of Oritani or its affiliates.
2. Termination of Employment Agreement.  As of the Date of Retirement, the Employment Agreement shall be terminated and be of no further force and effect, provided, however, that following sections of the Employment Agreement shall remain in effect: (i) Section 9 (Post-Termination Obligations); (ii) Section 10(b) (Non-Competition); (iii) Section 13 (No Attachment); (iv) Section 14 (Modification and Waiver); (v) Section 15 (Required Provisions); (vi) Section 16 (Severability); (vii) Section 18 (Governing Law); and (viii) Section 21 (Indemnification).  Executive agrees and acknowledges that as a result of his retirement, Executive shall not be entitled to, and hereby waives any claim to, any payment or other benefit under the Employment Agreement, except for any Accrued Obligations (as defined in Section 3(a) below).  Executive also acknowledges that Executive's retirement does not constitute an "Event of Termination" pursuant to Section 4 of the Employment Agreement.
3. Payments Upon Retirement.
(a) Accrued Obligations.  The Bank shall pay or provide Executive any Accrued Obligations as of his Date of Retirement.  "Accrued Obligations" means: (i) any accrued and unpaid base salary of Executive through the Date of Retirement, payable pursuant to the Bank's standard payroll policies; (ii) any compensation and benefits to the extent payable to Executive based on Executive's participation in any compensation or benefit plan, program or arrangement of Oritani through the Date of Retirement; (iii) any expense reimbursement to which Executive is entitled under the Bank's standard expense reimbursement policy (as applicable); and (iv) cash in lieu of two weeks of accrued vacation for 2018.  The payment of any Accrued Obligations pursuant to subparagraphs (i) and (iv) hereof shall be made on the Bank's first normal payroll date following the Date of Retirement.

Separation and Release Agreement

(b) Bonus.  Executive shall be eligible for a cash bonus payable under the Oritani Bank Executive Officer Incentive Plan (the "Cash Incentive Plan") based upon the satisfaction of corporate performance goals applicable to the Executive for the annual performance period ending on June 30, 2017.  Such bonus earned shall be payable in accordance with the terms of the Cash Incentive Plan on December 22, 2017.
(c) Rights Under Other Benefit Plans.  The Bank hereby acknowledge Executive's rights under the: (1) 2008 Benefit Equalization Plan; (2) Senior Officers Post-Retirement Medical Plan; and (3) Bank's tax-qualified pension plan and tax-qualified defined contribution plans (such as the Bank's 401(k) plan and employee stock ownership plan, and includes a right to a contribution and allocation under the Bank's 401(k) plan and employee stock ownership plan for the 2017 plan year in accordance with their terms)(collectively, the "Oritani Plans").  The Bank and the Company agree to honor the terms of the Oritani Plans as they are written, which shall not be prejudiced or otherwise affected by this Agreement.  Executive's date of termination or separation from service for purposes of the Oritani Plans shall be the Date of Retirement.  Notwithstanding the foregoing, Executive acknowledges that he is not entitled to any benefit under the Group Life Insurance Replacement Plan since he will not satisfy the eligibility requirements as of the Date of Retirement.
4. Release and Waiver.
(a) In consideration of the benefits payable under Section 3 of this Agreement, Executive, Executive's heirs, executors, administrators, successors and assigns, hereby fully, finally and forever release and discharge Oritani, all parent, subsidiary, related and affiliated companies, as well as its and their successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Agreement as the "Parties"), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the execution date of this Agreement.  Specifically included in this waiver and release are, among other things, claims of alleged employment discrimination, either as a result of the separation of Executive's employment or otherwise, under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, and any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims for alleged wrongful discharge, negligent or intentional infliction of emotional distress, breach of contract, fraud, defamation, or any other unlawful behavior, the existence of which is specifically denied by the Parties.  The foregoing list is intended to be illustrative rather than inclusive.  Except as set forth in Section 10 of this Agreement, Executive waives Executive's rights and claims to the extent set forth above, and Executive also agrees not to institute, or have instituted, a lawsuit against the Parties based on any such waived rights or claims.

(b) Nothing in Section 4(a) of this Agreement, however, shall be construed to prohibit Executive from filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or comparable state or local agency.  Notwithstanding the foregoing, except as provided in Section 10 hereof, Executive waives Executive's right to recover monetary or other damages as a result of any charge or lawsuit filed by Executive or by anyone else on Executive's behalf, including a class or collective action, whether or not Executive is named in such proceeding.  Further, nothing in this Agreement is intended to waive Executive's entitlement to: (1) the payments and benefits set forth under this Agreement; (2) vested or accrued benefits under the Oritani Plans, (3) health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"); and (4) indemnification and directors' and officers' insurance coverage applicable to the fullest extent permitted under applicable law and as provided pursuant to the Bank's or Oritani's directors' and officers' liability insurance policy.  Finally, this Agreement does not waive claims that Executive could make, if available, for unemployment or workers' compensation.

Separation and Release Agreement

(c) Executive affirms that the only consideration for Executive signing this Agreement is that set forth in Section 3 of this Agreement, that no other promise or agreement of any kind has been made to or with Executive by any person or entity to cause Executive to execute this Agreement, and that Executive fully understands the meaning and intent of this Agreement, including but not limited to, its final and binding effect.

(d) Executive acknowledges that Executive has carefully read and reviewed this Agreement and has been advised to seek the advice of an attorney, or other counsel, and Executive has had an opportunity to consult with and receive counsel from an attorney concerning the terms of this Agreement.

(e) Executive understands and is satisfied with the terms and contents of this Agreement and voluntarily has signed Executive's name to the same as a free act and deed.  Executive agrees that this Agreement shall be binding upon Executive and Executive's agents, attorneys, personal representatives, heirs, and assigns.  Executive acknowledges that Executive has been given a period of at least 21 days from date of receipt within which to consider and sign this Agreement.  To the extent Executive has executed this Agreement less than 21 days after its delivery to Executive, Executive hereby acknowledges that Executive's decision to execute this Agreement prior to the expiration of such 21-day period was entirely voluntary.

5. Mutual Non-Disparagement.  The parties agree that they will not disparage or make derogatory or untruthful comments about each other or Oritani's present and former officers, directors, employees, agents, or attorneys, or their business practices.  The provisions of this Section 5 shall not apply to any truthful statement required to be made by Executive and Oritani, as the case may be, in any legal proceeding or governmental or regulatory investigation or inquiry.

6. Injunctive Relief.  The parties hereto recognize that irreparable injury will result to Oritani, its businesses and properties in the event of Executive's breach of any covenants or agreements contained herein or the Employment Agreement.  Oritani shall be entitled, in addition to any other remedies and damages available to it, to an injunction prohibiting Executive from committing any violation or threatened violation of this Agreement.

7. Time to Consider and Rescind.  Executive also acknowledges that Executive is hereby given seven (7) days from the date Executive signs this Agreement to change his mind and revoke this Agreement (the "Revocation Period").  If Executive does not revoke this Agreement within the Revocation Period, this Agreement shall become final and binding on the day following the cessation of the Revocation Period.  Any notice to revoke this Agreement will be deemed properly given or made if personally delivered or, if mailed, when mailed by registered or certified mail, postage prepaid to the President and Chief Executive Officer of Oritani at his principal business office pursuant to Section 8 of this Agreement.

Separation and Release Agreement

8. Notice.  Any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, at the address listed below or at other address as specified to the other party:
If to Executive:
Most recent address on file.

If to the Company or the Bank:

Oritani Financial Corp. or Oritani Bank, as applicable
370 Pascack Road
Township of Washington, New Jersey 07676

Attention: President and Chief Executive Officer

9. General Provisions.
(a) Non-Assignability.  This Agreement may not be assigned by Executive.
(b) Binding on Successors.  The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.
(c) Final Agreement.  This Agreement, the Employment Agreement and any other benefit plan or agreement referenced in this Agreement represent the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral.  The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto.
(d) Governing Law.  This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of New Jersey, without reference to its principles of conflicts of law.
(e) Counterparts.  This Agreement may be executed in one or more counterparts, each of which counterpart, when so executed and delivered, will be deemed an original and all of which counterparts, taken together, will constitute but one and the same agreement.
(f) Severability.  Any term or provision of this Agreement which is held to be invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

Separation and Release Agreement

(g) Tax Withholding.  The Bank shall withhold from the amounts payable under this Agreement such federal, state and/or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
10. Protected Rights.  Notwithstanding anything in this Agreement to the contrary, Executive understands that nothing contained in this Agreement limits Executive's ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission ("Government Agencies") about a possible securities law violation without approval of Oritani.  Executive further understands that this Agreement does not limit Executive's ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Oritani related to the possible securities law violation.  This Agreement does not limit the Executive's right to receive any resulting monetary award for information provided to any Government Agency.
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Separation and Release Agreement

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date set forth above and Executive hereby declares that the terms of this Agreement have been completely read, are fully understood, and are voluntarily accepted after complete consideration of all facts and legal claims.
PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES A RELEASE OF CERTAIN KNOWN AND UNKNOWN CLAIMS.
ORITANI HEREBY ADVISES EXECUTIVE TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT.
ORITANI FINANCIAL CORP.

By: /s/ Kevin J. Lynch
Name: Kevin J. Lynch
Title: President

ORITANI BANK

By: /s/ Kevin J. Lynch
Name: Kevin J. Lynch
Title: President

EXECUTIVE

/s/ Thomas G. Guinan
Thomas G. Guinan